Exhibit 23.2
FORREST A. GARB & ASSOCIATES, INC.
INTERNATIONAL PETROLEUM CONSULTANTS
5310 HARVEST HILL ROAD, SUITE 275
DALLAS, TEXAS 75230-5805
(972) 788-1110 Telefax 991-3160
E-Mail: forgarb@forgarb.com
     We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-137311, 333-151428 and 333-166893) and on Form S-3 (File Nos. 333-149319 and File No. 333-164346), of RAM Energy Resources, Inc. of the reference to our report dated February 9, 2011, which appears in the Annual Report on Form 10-K of RAM Energy Resources,Inc. for the year ended December 31, 2010.

FORREST A. GARB & ASSOCIATES, INC.
By:	/s/ WILLIAM D. HARRIS III
William D. Harris III
CEO President

March 16, 2011